EMPLOYMENT AGREEMENT

     THIS EMPLOYMENT AGREEMENT sets forth the agreement reached the 1st day of July, 2001, by and between Johnny R. Thomas (hereinafter referred to as "Employee") and Crest View, Inc., a Nevada Corporation (hereinafter referred to as "Corporation").

                            WITNESSETH

     WHEREAS, the Corporation desires to employ the Employee; and

     WHEREAS, the Employee desires to accept such employment with the Corporation; and

     WHEREAS, the Employee and the Corporation desire to set forth their employment relationship in a written agreement.

     NOW THEREFORE, in consideration of the mutual promises and covenants herein set forth, and for other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1. EMPLOYMENT. The Corporation hereby offers to employ the Employee upon the terms and conditions hereinafter set forth and the Employee accepts such offer and agrees to abide by the terms and conditions hereof, and the terms and conditions of the Corporation's and its affiliated corporations' Articles of Incorporation, Bylaws and Employee Manual except as otherwise set forth herein.

ARTICLE 2. DUTIES. Employee shall perform all services reasonably required by the Corporation in furtherance of the Corporation's business purposes as determined, from time to time, by the Board of Directors of the Corporation. In addition, and as part of his duties hereunder, the Employee shall, if elected to such position, serve as an officer and/or director of the Corporation. Employee's title shall be President, Chief Executive officer. Employee shall report directly to the Directors of the Corporation.

     Corporation and Employee hereby acknowledge and agree that Employee has duties and responsibilities to other corporations and/or entities. Employee shall be permitted to continue such outside activities, as Employee deems appropriate. Said activities are not in conflict with the duties or time requirements per this agreement. Corporation does not require Employee to provide a specific number of hours or time to the Corporation. Employee shall provide such time and effort as may reasonably be required to perform duties consistent with the Employee's title and duties. Corporation shall provide such additional resources as may be reasonably required to enable Employee to perform duties.

ARTICLE 3. TERM. The Corporation agrees to employ the Employee commencing on July 1,2001 and continuing for two years from the date of employment unless terminated pursuant to article 4 below.


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

ARTICLE 4. TERMINATION. The Corporation may, by giving zero (0) day's notice to the Employee, terminate this Agreement with cause. Notwithstanding the above, this Agreement shall terminate immediately upon the death of the Employee, and shall terminate upon ten (10) working days notice by the Corporation if, in the opinion of the Corporation, Employee becomes unable to perform services required pursuant to this Agreement because of illness, injury or inadequate availability of time. Any decision to terminate this Agreement by the Corporation shall not be voted upon by the Employee in any capacity whatsoever. In no event shall termination of this Agreement relieve the parties hereto of any rights or obligations, which survive the termination of this Agreement as, set forth herein.

ARTICLE 5. SALARY. The Corporation covenants and agrees to pay Employee, as consideration for his services, compensation consisting of a salary of Thirty Six Thousand Dollars ($36,000.00) per year, plus the Corporation shall pay income tax withholding and FICA for each of the two years of this agreement. The salary for two years shall be paid by issuing Employee 144,000 shares of the Corporation's common stock, valued at $0.50 per share, which equals the most recent private placement price. Income tax and FICA shall be paid by the Corporation in the time and manner specified by law. All 144,000 shares of common stock are immediately vested and are non-forfeitable upon execution of this Agreement in consideration of the execution of this Agreement.

ARTICLE 6. BONUS. For the purpose of causing Employee's compensation to equal the reasonable value of this services to the Corporation and to reflect any outstanding contribution to Corporation by Employee, the Corporation may pay Employee, in addition to the salary for services described in article 5 above, a bonus in any amount determined by the Corporation in its sole discretion. The bonus, if any, less payroll deductions for income taxes, FICA, withholding and any other deductions authorized by the Employee, shall 'be paid by the Corporation to the Employee at such time or times as the Corporation in its sole discretion determines.

ARTICLE 7. VACATION. During the term of this agreement, the Employee shall be entitled to a vacation pursuant to the Employee Manual, but not less than three weeks per year during which time Employee's Compensation shall be paid in full. Employee will be granted an accrual for two (2) weeks of vacation upon commencement of employment and will be eligible to take any accrued vacation upon commencement of employment.

ARTICLE 8. BENEFITS. During the term of this Agreement, the Employee shall be entitled to receive insurance and other benefits generally available to all employees of the Corporation.

ARTICLE 9. INDEMNIFICATION. The Corporation agrees to indemnify the Employee to the full extent allowed by the Corporation's Articles of Incorporation and Nevada law with respect to any claim, investigation, proceeding, or action against or involving the Employee relating to this employment by the Corporation. Such indemnification shall include advancement of attorney fees during any such event and shall cover any adverse economic consequences to Employee including judgments, settlements, and attorney fees. Corporation shall obtain Directors and officers' liability insurance to the extent the Corporation determines it is economically desirable


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as soon as adequate funding is available to the Corporation. This article 9 will survive termination of Agreement irrespective of the reason for termination.

ARTICLE 10.CORPORATION'S OBLIGATIONS. The Corporation shall provide the employee with and pay Employee's expenses for the following:

     A. Such equipment, materials and supplies as the Employee require for the performance of his services.

     B. Costs, including tuition, meals, lodging, and transportation incurred by the Employee to fulfill his duties and responsibilities to the Corporation, including professional dues, publications, and continuing professional education, as agreed upon by the Corporation and Employee.

ARTICLE 11.EMPLOYEE'S OBLIGATIONS. The Employee agrees that during the term of this Agreement, he shall:

     A. Faithfully and to the best of his ability and skill serve the Corporation and perform his duties pursuant to this Agreement;

     B.   Maintain records in the manner established by the Corporation.

ARTICLE 12. COVENANT NOT TO COMPETE. The Corporation and Employee acknowledge and confirm that Employee shall not compete with the Corporation while employed or for a two year period after employment ceases.

ARTICLE 13.COVENANT FOR PROTECTION OF PROPRIETARY INFORMATION. The parties hereto recognize that the Corporation and its affiliated corporations and Employee are desirous of exchanging information during the term of this Agreement and during the period of the time Employee is affiliated with the Corporation and its affiliated corporations relating to the development of Eco-resorts and that during the above periods of time, the Corporation and its affiliated corporations may disclose to the Employee certain information pursuant to this Agreement which the Corporation and its affiliated corporations deems proprietary (hereinafter referred to as "Information").

     In order to protect the Information, the parties hereto agree that during the period of Employee's affiliation with the Corporation and its affiliated corporations, and for a period of two (2) years from the termination date of any affiliation with the Corporation and its affiliated corporations, Employee shall not disclose information it receives or has received from Corporation or it's affiliated corporations that is proprietary in nature, including, but not by way of limitation, information marked PROPRIETARY or CONFIDENTIAL or STRICTLY PRIVATE or INTERNAL DATA, to any other person, firm or corporation, or use it for its own benefit except as provided herein, and shall use no less stringent degree of care to void disclosure or use of such Information than Employee employs with respect to his own proprietary information which it does not wish to be disseminated, published or disclosed.


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     The parties hereto agree that Information shall not be deemed proprietary and Employee shall have no obligation with respect to any such Information which:

     A.   Is already known to Employee through lawful channels of communication;

     B.   Is or becomes publicly known through no wrongful act of Employee;

     C. Is rightfully received from a third party without similar restriction and without breach of this Agreement;

     D. Is independently developed by Employee without breach of this Agreement;

     E. Is furnished to a third party by Corporation and its affiliated corporations without a similar restriction on the third party's rights; or

     F. Is approved for release by written authorization of Corporation or its affiliated corporations. Either party may, without breach of this Agreement, disclose Information to the government by reason of a governmental requirement or to a court by reason of operation of law.

     G. Employee shall not be liable for (1) inadvertent disclosure or use of Information provided that (a) same degree of care in safeguarding such Information as it used for its own information of like importance, and
          (b) upon discovery of such inadvertent disclosure or use of such Information, it fails to safeguard such Information with not less than the same degree of care as it uses for its own proprietary Information of like importance.

     H. In the event Information should be lost, stolen or otherwise compromised, the party formerly in possession of that Information shall promptly notify the Corporation by phone, and follow up with a detailed report in writing within ten (10) days. A coordinated effort shall then be made to recover such Information.

     I. All copies of written data delivered by one party hereto to the other party pursuant to this Section shall be and remain the property of such one party, and all such written data, and any copies thereof, shall be promptly returned to such one party upon written request, or destroyed at such one party's option.

     J. Nothing contained in this Section shall be construed as granting or conferring any rights by license or otherwise, expressly, implied, or otherwise for any invention, discovery or improvement made, conceived, or acquired prior to or after the date of this Agreement.

     K. Employee and Corporation agree that the period set forth herein is reasonable and further that the period set forth herein does not terminate at the termination of this Agreement, but shall continue throughout any period of affiliation, and for a two (2) year period thereafter. This covenant may be enforced by specific performance or any available legal or equitable remedy, including, but not by way of limitation, temporary restraining orders or preliminary and permanent injunctions, and the Corporation and its affiliated corporations shall be entitled to recover from Employee all court costs and reasonable attorney's fees incurred in enforcing this covenant. The remedies hereunder shall not be exclusive of each other, but shall be cumulative.

ARTICLE 14.DEFINITION OF AFFILIATION. Affiliation, as used in this Article, shall mean any proprietary, employment or fiduciary relationship of the Employee with the Corporation and


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its affiliated corporations, including, but not limited to, the position of
Employee as director, officer, employee or consultant of the Corporation or its affiliated corporations.

ARTICLE 15.NEVADA LAW. This Agreement shall be governed by the laws of the State of Nevada and shall be construed in accordance therewith.

ARTICLE 16.NO WAIVER. No provision of this Agreement may be waived except by an agreement in writing signed by the waiving party. A waiver of any term or provision shall not be construed as waiver of any other term or provision.

ARTICLE 17.BINDING EFFECT. This Agreement shall be binding upon the parties, their heirs, executors, administrators, successors or assignees. The parties agree to do any and all things necessary to effectuate the purpose of this Agreement.

ARTICLE 18.CONSTRUCTION. Throughout this Agreement, the singular shall include the plural; the plural shall include the singular; and the masculine and neuter shall include the feminine, wherever the context so requires.

ARTICLE 19.TEXT TO CONTROL. The headings of articles and sections are included solely for convenience of reference. If any conflict between any heading and the text of this Agreement exists, the text shall control.

ARTICLE 20.SEVERABILITY. If any provision of this Agreement is declared by a court of competent jurisdiction to be invalid for any reason, such invalidity shall not affect the remaining provisions. On the contrary, such remaining provisions shall be fully severable, and this Agreement shall be construed and enforced as if such invalid provisions never had been inserted in this Agreement.

ARTICLE 21.AMENDMENT. This Agreement may be amended, altered or revoked at any time, in whole or in part, by filing with this Agreement a written instrument setting forth such charges, signed by the Corporation and the Employee.

ARTICLE 22.NOTICES. All notices required to be given by Agreement shall be made in writing either by:

     A. Personal delivery to the party requiring notice and securing a written receipt, or

     B. Mailing notice in the U.S. mails to the last known address of the requiring notice, which shall be the address shown on the records of the Corporation for the Employee, by certified mail, return receipt requested.

     C. The effective date of the notice shall he the date of the written receipt received upon delivery in Paragraph A above or four (4) days after the date the notice was delivered to the U.S. mail as posted on the receipt in Paragraph 2 above.

     D. The parties hereby execute this Employment Agreement on the day and year first written above.


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                               CRESTVIEW, INC.


                               /s/ John C. Francis
                               --------------------------------------------
                               John C. Francis, Director & Vice President

EMPLOYEE:


/s/ Johnny R. Thomas
--------------------
Johnny R. Thomas


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